EXHIBIT 10.32

REGIONS FINANCIAL CORPORATION
EXECUTIVE SEVERANCE PLAN
(Amended and Restated Effective January 1, 2020)
ARTICLE I
Purpose

1.1
The purpose of this amended and restated Regions Financial Corporation Executive Severance Plan (the “Plan”) is to provide severance benefits to certain executives of the Corporation or its Affiliates in the event their employment is terminated in the certain circumstances defined herein, including certain terminations related to a Change in Control.

ARTICLE II
Definitions

2.1	“Administrator” shall mean the Compensation and Human Resources Committee of the Board.

2.2
“Affiliate” shall mean each entity which, along with the Corporation, is a member of a controlled group of employers under Code Section 414(b), (c), (m), or (o), other than the affiliate(s) set forth on Exhibit A.

2.3
“Annual Bonus” shall mean the value of the annual cash bonus (including any mandatory deferral of a portion of the annual cash bonus), if any, awarded to the Participant under the Corporation’s annual incentive plan or program, as in effect from time to time. The Annual Bonus does not include any incentive paid other than annually on a calendar year basis or any incentive designated by the Corporation as long-term, special, retention, equity, or otherwise as not part of an annual cash bonus. For the avoidance of doubt, the Annual Bonus does not include any incentive paid pursuant to a plan or program that separately measures quarterly, semi-annual, and annual components and/or metrics despite that one of the measurement periods is annual. Whether an amount constitutes an Annual Bonus for purposes of the Plan shall be determined in the sole discretion of the Administrator.

2.4
“Base Salary” shall mean the Participant’s annual rate of base salary as in effect as of immediately prior to the date on which the Participant is notified of his or her termination (or, if greater, as in effect immediately prior to a Change in Control).

2.5	“Board” shall mean the Board of Directors of the Corporation.

2.6	“Cause” shall mean:

(a)	at any time other than during a CIC Termination Period, the occurrence of one or more of the following, as determined in the sole discretion of the Corporation:

(i)
the Participant’s continued failure to substantially perform his or her reasonably assigned duties with the Corporation or any of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness), which failure is not cured within 15 calendar days after a written demand for substantial performance has been delivered to the Participant specifying the manner in which the Participant has failed substantially to perform;

(ii)
the Participant’s breach of his or her fiduciary duty, the Participant’s commission of a felony or of a lesser crime involving fraud or moral turpitude, or the Participant’s material breach of any agreement with the Corporation or any of its Affiliates;

(iii)	the Participant’s engaging in illegal conduct or misconduct;

(iv)
the Participant’s impeding, endeavoring to influence, obstruct or impede, or failing to cooperate with an investigation authorized by the Board, a self-regulatory organization empowered with self-regulatory responsibilities under federal securities or state laws or any substantially equivalent foreign statute or regulation or a governmental department or agency;

(v)
the Participant’s disqualification or bar by any governmental or self-regulatory authority from carrying out the duties and responsibilities of the Participant’s position with the Corporation or any of its Affiliates or the Participant’s loss of any governmental or self-regulatory license that is reasonably necessary for the Participant to perform his or her responsibilities to the Corporation or any of its Affiliates; or

(vi)
the Participant’s engaging in any act or omission (including, without limitation, an act of sexual misconduct or harassment as determined by the Corporation) which is a violation of any Corporation or Affiliate policy in effect from time to time, including, but not limited to, the Corporation’s Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers, as such codes of conduct may be in effect from time to time, or other policies regarding behavior of Employees;

(b)	during a CIC Termination Period, the occurrence of one or more of the following:

(i)
the Participant’s willful and continued failure to substantially perform his or her reasonably assigned duties with the Corporation or any of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)
the Participant’s breach of his or her fiduciary duty involving personal profit, the Participant’s commission of a felony or of a lesser crime involving fraud or moral turpitude, or the Participant’s material breach of any agreement with the Corporation or any of its Affiliates, which breach is materially injurious to the Corporation;

(iii)	the Participant’s willfully engaging in illegal conduct or gross misconduct that is materially injurious to the Corporation or an Affiliate;

(iv)
the Participant’s willfully impeding, endeavoring to influence, obstruct or impede, or failing to materially cooperate with an investigation authorized by the Board, a self-regulatory organization empowered with self-regulatory responsibilities under federal securities or state laws or any substantially equivalent foreign statute or regulation or a governmental department or agency;

(v)
the Participant’s disqualification or bar by any governmental or self-regulatory authority from carrying out the duties and responsibilities of the Participant’s position with the Corporation or any of its Affiliates or the Participant’s loss of any governmental or self-regulatory license that is reasonably necessary for the Participant to perform his or her responsibilities to the Corporation or any of its Affiliates; or

(vi)
the Participant’s engaging in any willful act (including, without limitation, an act of sexual misconduct or harassment as determined by the Corporation) which is a material violation of any material written Corporation or Affiliate policy in effect from time to time, including, but not limited to, the Corporation’s Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers, as such codes of conduct may be in effect from time to time, or other written policies regarding behavior of Employees.
During a CIC Termination Period, (A) no termination of the Participant’s employment shall be for Cause until (1) there shall have been delivered to the Participant a notice of termination and (2) Participant shall have 30 days following the receipt of notice from the Corporation to cure (to the extent curable) the neglect or conduct that is the basis of such claim, including the Participant having been provided an opportunity to be heard in person by the Board (or its successor), (B) any act or failure to act based upon the authority and directives given pursuant to a resolution duly adopted by the Board (or its successor) or upon the instructions of a senior officer or the Participant’s supervisor of the Corporation or based upon the advice of counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Corporation, and (C) no failure to perform by the Participant after a notice of termination is given by the Participant to the Corporation shall constitute Cause for the purposes of this Plan.

2.7	“Change in Control” shall mean any of the following events:

(a)
the acquisition by any “Person” (as the term “person” is used for the purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of direct or indirect beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the then-outstanding securities of the Corporation entitled to vote in the election of directors of the Corporation (the “Voting Securities”); or

(b)
individuals who, as of the date hereof, constitute the Board or other governing body or entity of the Corporation (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election, was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without written objection to such nomination), shall be an Incumbent Director, unless such individual is initially elected or nominated as a director of the Corporation as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c)
the consummation of a merger, consolidation, reorganization, statutory share exchange, or similar form of corporate transaction involving the Corporation or involving the issuance of shares by the Corporation, the sale or other disposition (including by way of a series of transactions or by way of merger, consolidation, stock sale, or similar transaction involving one or more subsidiaries) of all or substantially all of the Corporation’s assets or deposits, or the acquisition of assets or stock of another entity by the Corporation (each a “Business Combination”), unless such Business Combination is a “Non-Control Transaction.” A “Non-Control Transaction” is a Business Combination immediately following which the following conditions are met:

(i)
the stockholders of the Corporation immediately before such Business Combination own, directly or indirectly, more than 55% of the combined voting power of the then-outstanding voting securities entitled to vote in the election of directors (or similar officials in the case of a non-corporation) of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such Business Combination owns the Corporation or substantially all of the Corporation’s assets, stock, or ownership units either directly or through one or more subsidiaries) (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such Business Combination;

(ii)
at least a majority of the members of the board of directors of the Surviving Corporation were Incumbent Directors at the time of the Board’s approval of the execution of the initial Business Combination agreement; and

(iii)
no person other than (A) the Corporation or any of its subsidiaries, (B) the Surviving Corporation or its ultimate parent corporation, or (C) any employee benefit plan (or related trust) sponsored or maintained by the Corporation immediately prior to such Business Combination beneficially owns, directly or indirectly, 20% or more of the combined voting power of the Surviving Corporation’s then-outstanding voting securities entitled to vote in the election of directors; or

(d)	approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Corporation which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided that if a Change in Control would occur (but for the operation of this sentence) and after such acquisition of Voting Securities by the Corporation, the Subject Person becomes the Beneficial Owner of any additional Voting Securities, then a Change in Control shall occur.
Notwithstanding the foregoing provisions of this definition, with respect to any payment or benefit that provides for a deferral of compensation that is subject to Code Section 409A, to the extent necessary to prevent such compensation from being includible in gross income pursuant to subparagraph (a)(1)(A) of Code Section 409A (and only to that extent), a “Change in Control” shall be deemed to have occurred only if and when (i) any one or more of the conditions set forth in paragraph (i), (ii), (iii) or (iv) above of this definition shall have been satisfied, and (ii) as to the Participant to whom the payment or benefit was awarded, the event in question also constitutes a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of subparagraph (a)(2)(A) of Code Section 409A.

2.8	“CIC Severance Multiple” shall mean the multiple set forth in Annex B hereto.

2.9	“CIC Termination Period” shall mean:

(a)	the two-year period beginning on the date of a Change in Control and ending two years following such Change in Control; and

(b)	the six-month period prior to the date of a Change in Control, if during such six-month period:

(i)
the Participant’s employment is terminated by the Corporation or any of its Affiliates other than for Cause, and the Participant reasonably demonstrates that such termination was at the request of a third party that entered into definitive documentation contemplating a transaction or transactions that, if consummated, would effect a Change in Control, or

(ii)
the Participant terminates employment with the Corporation or any of its Affiliates for Good Reason, and the Participant reasonably demonstrates that the occurrence giving rise to the Good Reason termination was made at the request of a third party that entered into definitive documentation contemplating a transaction or transactions that, if consummated, would effect a Change in Control.

2.10	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.11	“Corporation” shall mean Regions Financial Corporation.

2.12	“Date of Termination” shall mean the effective date of a Participant’s Qualifying Termination.

2.13	“Disability” shall mean long-term disability under the terms of the Corporation’s long-term disability plan, as then in effect.

2.14
“Employee” shall mean any individual employed (other than on a temporary or seasonal basis and excluding, for the avoidance of doubt, any independent contractor) by the Corporation or an Affiliate; provided, however, an individual who is not classified in the entity’s books and records as a common law employee but who is recharacterized by the Internal Revenue Service, the Department of Labor, other governmental entity, or any court of the United States (collectively, “governmental agency”) as a common law employee will be considered an Employee for purposes of this Plan, but only for periods of time on and after the date the governmental agency issues a notice or ruling of such recharacterization.

2.15	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.16	“Good Reason” shall mean, without the Participant’s express written consent, the occurrence of one or more of the following during a CIC Termination Period:

(a)
an adverse change in the Participant’s responsibilities as in effect immediately before the Change in Control other than any change that is immaterial (for the avoidance of doubt, a change in the Participant’s title, lines of reporting, or internal job classification will not in and of itself, constitute Good Reason);

(b)	a material diminution in the budget over which the Participant retains authority as compared with the budget over which the Participant had control immediately before the Change in Control;

(c)
any (1) reduction in the Participant’s rate of annual base salary, or (2) material reduction in the Participant’s overall aggregate annual target compensation opportunity (including base salary, and annual and long-term target incentive compensation opportunities); or

(d)
the Corporation or any of its Affiliates requiring the Participant to be based at any location that is more than 50 miles from the Participant’s regular place of employment immediately before the Change in Control.

Notwithstanding the foregoing, no termination of employment shall be for Good Reason unless the Participant gives the Corporation written notice within 90 days of the Participant obtaining knowledge of circumstances giving rise to Good Reason (describing in reasonable detail the circumstances and the Good Reason event that has occurred) and the Corporation does not remedy these circumstances within 30 days of receipt of such notice. In addition, an event will not give rise to Good Reason if it is made with the Participant’s express written consent.

2.17
“Historic Annual Bonus” shall mean the average of the Participant’s Annual Bonuses earned and paid for each of the past three full calendar years (i.e., January 1- December 31) prior to the date of notification of termination; or, if the Participant has not been employed for three full calendar years or has not earned and been paid Annual Bonuses for each of the past three full calendar years prior to the date of notification of termination, the greater of (a) the Participant’s Target Bonus or (b) the average of the Participant’s Annual Bonuses earned and paid for each full calendar year (i.e., one or two full calendar years as applicable) prior to the date of notification of termination. For the avoidance of doubt, if the Participant has been paid a portion of or a pro-rated bonus for a calendar year, such bonus shall not be included when calculating the Historic Annual Bonus. Whether an amount constitutes a Historic Annual Bonus for purposes of the Plan shall be determined in the sole discretion of the Administrator.

2.18
“Participant” shall mean each Employee who is in an eligible class as set forth on Annexes A and B, as may be amended from time to time; provided, however, that for purposes of Section 3.1, “Participant” shall not include any Employee who serves as the Chief Executive Officer of the Corporation. A Participant shall cease to be a Participant in the Plan when he or she ceases to be in an eligible class as set forth on Annexes A and B or ceases to be an Employee; provided, however, if a Participant in the Plan is in an eligible class as set forth on Annexes A and B during a CIC Termination Period, such Participant shall remain a Participant throughout the entirety of such CIC Termination Period regardless of any amendment to an eligible class set forth on Annexes A and B.

2.19
“Qualifying Termination” shall mean a termination of the Participant’s employment with the Corporation or an Affiliate (a) by the Corporation or such Affiliate other than for Cause or (b) during a CIC Termination Period, by the Participant for Good Reason. For the avoidance of doubt, termination of the Participant’s employment on account of death or Disability, or by the Corporation or an Affiliate for Cause, by the Participant for any reason or no reason other than during a CIC Termination Period or by the Participant for other than for Good Reason during a CIC Termination Period, shall not be treated as a Qualifying Termination. Further, if a Participant is retirement-eligible (at least 65 years old or at least 55 years old and has at least 10 years of service with the Corporation or an Affiliate) and the Participant’s position is not being eliminated, his or her termination of employment shall not be treated as a Qualifying Termination unless the termination of employment is at the express request of the Corporation. Notwithstanding the foregoing, the death of the Participant after notice of termination for Good Reason or without Cause has been validly provided shall be deemed to be a Qualifying Termination.

2.20	“Section 409A” shall mean Section 409A of the Code and the Treasury Regulations issued thereunder, as amended from time to time.

2.21	“Target Bonus” shall mean the Participant’s Base Salary multiplied by the Participant’s target bonus percentage, both in effect on the date the Participant is notified of his or her termination.

2.22
“Years of Service” shall mean the total number of consecutive twelve-month periods of service of a Participant based upon the anniversary of the later of his or her date of hire or adjusted date of hire, if applicable. An adjusted date of hire shall be the Participant’s most recent date of hire with the Corporation or any of its Affiliates. A partial year shall not be counted as a Year of Service.

ARTICLE III
Payments Upon Termination of Employment

3.1
Non-Change in Control Qualifying Termination. If during a period of time which is not a CIC Termination Period under the Plan, the employment of the Participant is terminated due to a Qualifying Termination, then, subject to the Participant’s execution and non-revocation of a Severance and Release Agreement containing a release of claims against the Corporation and its Affiliates in a form customarily used by the Corporation from time to time (the “Release”), within the time periods set forth in the Release, the Corporation shall provide to the Participant:

(a)	a cash payment based on Base Salary determined as set forth in Annex A hereto; and

(b)
(1) a cash payment equal to the Participant’s Historic Annual Bonus, multiplied by a fraction, the numerator of which is the number of days the Participant was employed by the Corporation or an Affiliate during the year in which the Participant’s Date of Termination occurs, and the denominator of which is 365, and (2) if the Participant’s Date of Termination is before the payment date of the prior year’s Annual Bonus, a cash payment equal to the Participant’s Historic Annual Bonus in lieu of the prior year’s Annual Bonus.

During a period of time which is not a CIC Termination Period under the Plan, the Participant will not be entitled to the cash payments and benefits described in this Section 3.1 if (i) the Participant was offered a comparable position by the Corporation or an Affiliate and (ii) the Participant refused the offer. The determination of whether a position offered is comparable is made in the sole discretion of the Administrator or its delegate.

3.2
Post-Change in Control Qualifying Termination. If during a CIC Termination Period, the employment of the Participant is terminated due to a Qualifying Termination, then, subject to the Participant’s execution and non-revocation of a Release (which, for the avoidance of doubt, shall not contain any restrictive covenants), within the time periods set forth in the Release, the Corporation shall provide to the Participant:

(a)
a cash payment equal to the result of multiplying (1) the sum of (A) the Participant’s Base Salary, plus (B) the greater of the Participant’s Historic Annual Bonus or the Participant’s Target Bonus, by (2)  the Participant’s CIC Severance Multiple set forth in Annex B hereto;

(b)
(1) a cash payment equal to the result of multiplying (A) the greater of the Participant’s Historic Annual Bonus or the Participant’s Target Bonus by (B) a fraction, the numerator of which is the number of days the Participant was employed by the Corporation or an Affiliate during the year in which the Participant’s Date of Termination occurs, and the denominator of which is 365, and (2) if the Participant’s Date of Termination is before the payment date of the prior year’s Annual Bonus, a cash payment equal to the greater of the Participant’s Historic Annual Bonus or the Participant’s Target Bonus in lieu of the prior year’s Annual Bonus; and

(c)
a cash payment equal to the result of multiplying (1) the difference between the Participant’s monthly medical insurance cost immediately prior to the Qualifying Termination and the monthly cost for medical continuation coverage under COBRA (as in effect as of the Date of Termination) by (2) the number of months represented by the Participant’s CIC Severance Multiple set forth in Annex B hereto.

3.3
The cash payments specified in Section 3.1 and Section 3.2 shall be paid in a single lump-sum payment as soon as administratively practicable following the execution and non-revocation of the Release, within the time periods set forth in the Release, but in no event later than 70 days after the Participant’s Date of Termination (provided, however, if the 70-day period spans two calendar years, the payment otherwise payable to the Participant during such period shall be made in the later calendar year).

3.4
In the event the Release is not signed, or is revoked, within the time periods set forth in the Release, the Participant will forfeit all rights to the cash payments and benefits described in Sections 3.1 and 3.2.

3.5
Following the Participant’s termination of employment with the Corporation or any of its Affiliates for any reason, the Participant’s outstanding equity-based awards shall be treated in accordance with the applicable equity plan and award agreements.

3.6
Except as otherwise expressly provided pursuant to this Plan, this Plan shall be construed and administered in a manner which avoids duplication of compensation and benefits which may be provided under any other plan, program, policy, or other arrangement or individual contract or under any statute, rule, or regulation. In the event a Participant is covered by any other plan, program, policy, individually negotiated agreement, or other arrangement, in effect as of his or her Date of Termination, that may duplicate the payments and benefits provided for in this Article III, the Administrator is specifically empowered in its sole discretion to reduce or eliminate the duplicative benefits provided for under the Plan. For the avoidance of doubt, in the event a Participant is a party to an individual plan, agreement, or other arrangement on his or her Date of Termination that provides the Participant with severance benefits in the event of certain terminations of employment not in connection with a change in control, the Participant shall not be entitled to receive the cash payments under Section 3.1; and in the event a Participant is a party to an individual plan, agreement, or other arrangement on his or her Date of Termination that provides the Participant with severance benefits in the event of certain terminations of employment in connection with a change in control, the Participant shall not be entitled to receive the cash payments under Section 3.2.

ARTICLE IV
Withholding Taxes

4.1
The Corporation or an Affiliate is authorized to withhold from any payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Corporation or an Affiliate may deem advisable to enable the Corporation, any of its Affiliates and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under this Plan.

ARTICLE V
No Right to Continued Employment

5.1
Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits will be construed as giving any Participant, or any person whomsoever, the right to be retained in the service of the Corporation or any of its Affiliates, and all Participants will remain subject to discharge to the same extent as if the Plan had never been adopted.

ARTICLE VI
Successors; Binding Agreement

6.1
All of the provisions of the Plan will be binding on the Corporation and any successor to the Corporation. The Corporation will require any successor or assign (whether direct or indirect, by purchase, exchange, lease, merger, consolidation, or otherwise) to all or substantially all of the property and assets of the Corporation to expressly assume the Plan and agree to perform under the Plan in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. The benefits provided under this Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Participant dies when any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Participant to receive such amounts, or if no person is so appointed, to the Participant’s estate.

ARTICLE VII
Notice

7.1
For purposes of this Plan, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, and addressed as follows:

If to the Participant: the address listed as the Participant’s address in the Corporation’s personnel files.
If to the Corporation:
Regions Financial Corporation
Attention: General Counsel
1900 Fifth Avenue North
Birmingham, Alabama 35203
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7.2
A written notice of the Participant’s Date of Termination by the Corporation or the Participant, as the case may be, to the other, shall indicate the specific termination provision in this Plan relied upon. The failure by the Participant or the Corporation to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Corporation hereunder or preclude the Participant or the Corporation from asserting such fact or circumstance in enforcing the Participant’s or the Corporation’s rights hereunder.

ARTICLE VIII
Full Settlement; Resolution of Disputes and Costs

8.1
In no event shall the Participant be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan, and, except as provided in the Release, such amounts shall not be reduced whether or not the Participant obtains other employment.

8.2
Any dispute or controversy arising under or in connection with this Plan or its annexes or exhibits shall be settled exclusively by arbitration in Birmingham, Alabama by three arbitrators in accordance with the applicable arbitration rules of the American Arbitration Association (“AAA”) then in effect. One arbitrator shall be selected by the Corporation, the other by the Participant and the third jointly by these arbitrators (or if they are unable to agree within 30 days of the commencement of arbitration, the third arbitrator will be appointed by the AAA). Judgment may be entered on the arbitrators’ award in any court having jurisdiction. Notwithstanding anything in this Plan to the contrary, any arbitration panel that adjudicates any dispute, controversy, or claim arising between a Participant and the Corporation, or any of their delegates or successors, in respect of a Participant’s Qualifying Termination that occurs after a Change in Control, will apply a de novo standard of review to any determinations made by such person. Such de novo standard shall apply notwithstanding the grant of discretion hereunder to any such person or characterization of any such decision by such person as final, binding, or conclusive on any party.

8.3
If any contest or dispute shall arise under this Plan involving termination of a Participant’s employment with the Corporation or any of its Affiliates, or involving the failure or refusal of the Corporation to perform fully in accordance with the terms hereof, each party shall be responsible for its own legal fees and related expenses, if any, incurred in connection with such contest or dispute; provided, however, that, with respect to any contest or dispute arising after a Change in Control, the Corporation shall reimburse the Participant on a current basis for all reasonable legal fees and related expenses incurred by the Participant in connection with any such contest or dispute, which reimbursement shall be made within 30 days after the date the Corporation receives the Participant’s statement for such fees and expenses; provided, further, that the Participant shall reimburse the Corporation for all such fees and expenses within 30 days if an arbitration panel issues a final and non-appealable order setting forth the determination that the position taken by the Participant was frivolous or advanced by the Participant in bad faith.
ARTICLE IX
Employment with Affiliates

9.1	Employment with the Corporation for purposes of this Plan shall include employment with any Affiliate.
ARTICLE X
Survival

10.1
The respective obligations and benefits afforded to the Corporation and the Participant as provided in Articles III (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Plan), IV, V, VI and VIII and Sections 15.3 and 15.4 shall survive the termination of this Plan.

ARTICLE XI
Governing Law; Validity

11.1
Except to the extent preempted by ERISA or other applicable federal law, the Plan will be governed and construed in accordance with the laws of the State of Alabama without reference to conflict of laws provisions.

ARTICLE XII
Amendment and Termination

12.1
Except as provided below, prior to a Change in Control, the Plan may be amended or modified in any respect, and may be terminated, in any such case, by resolution adopted by a majority of the Board or the Administrator; provided that, in the event an amendment is determined by the Administrator to be, in the aggregate, material and adverse to a Participant, the Administrator shall provide six months’ advanced notice to such Participant in accordance with Article VII above, and such amendment shall not become effective until such six-month notice period has lapsed. For the period subsequent to the execution of an agreement providing for a transaction or transactions which, if consummated, would constitute a Change in Control and for the two-year period following the occurrence of a Change in Control, the Plan may not be amended or modified in any manner that would in any way adversely affect the benefits or protections provided hereunder to any individual who is a Participant under the Plan on the date the Change in Control occurs.

12.2	Any amendment adopted in accordance with Section 12.1 shall be specifically applicable to each Affiliate, without any action by such Affiliate.
ARTICLE XIII
Interpretation and Administration

13.1
The Plan shall be administered by the Administrator (or any successor committee). The Administrator (or any successor committee) shall have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan, (iii) to prescribe, amend, and rescind the rules and regulations relating to the Plan, (iv) to make all determinations necessary or advisable in the administration of the Plan, (v) to correct any defect, supply any omission, and reconcile any inconsistency in the Plan, and (vi) to delegate its responsibilities and authority hereunder to a subcommittee of the Administrator or any other named body or person, or reassume therefrom, any of its responsibilities or authority with respect to the Plan. Actions of the Board or the Administrator (or any successor committee) shall be taken by a majority vote of its members. All determinations by the Administrator (or any successor committee) shall be made in the committee’s reasonable discretion; provided, however, that a de novo standard of review will apply to any such determinations made following a Change in Control.
ARTICLE XIV
Type of Plan

14.1
This Plan is intended to be, and shall be interpreted as, an unfunded employee welfare plan under Section 3(1) of ERISA and Section 2520.104-24 of the Department of Labor Regulations, maintained primarily for the purpose of providing employee welfare benefits, to the extent that it provides welfare benefits, and under Sections 201, 301 and 401 of ERISA, as a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation, to the extent that it provides such compensation, in each case for a select group of management or highly compensated employees (i.e., a “top hat” plan).

ARTICLE XV
Miscellaneous

15.1	Nonassignability. Benefits under the Plan may not be assigned by the Participant.

15.2	Section 409A.

(a)	The payments or benefits set forth under this Plan are intended to be exempt from Section 409A as a “short-term deferral” (within the meaning of Section 409A).

(b)
Notwithstanding anything to the contrary in this Plan, to the extent a Participant would otherwise be entitled to any payment or benefit that under this Plan, or any plan or arrangement of the Corporation or its Affiliates, constitutes “deferred compensation” subject to Section 409A and that if paid or provided during the six months beginning on the date of termination of a Participant’s employment would be subject to the Section 409A additional tax because the Participant is a “specified employee” (within the meaning of Section 409A and as determined by the Corporation) the payment or benefit will be paid or provided (or will commence being paid or provided, as applicable) to the Participant on the earlier of the six-month anniversary of the Participant’s date of termination or the Participant’s death. In addition, any payment or benefit due upon a termination of the Participant’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Participant only upon a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h). Each payment made under this Plan shall be deemed to be a separate payment, and amounts payable under Article III of this Plan shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A-6.

(c)
Notwithstanding anything to the contrary in this Plan or elsewhere, any payment or benefit under this Plan or otherwise that is exempt from Section 409A pursuant to final Treasury Regulation Section 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to the Participant only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the Participant’s second taxable year following the Participant’s taxable year in which the “separation from service” occurs; provided that such expenses are reimbursed no later than the last day of the Participant’s third taxable year following the taxable year in which the Participant’s “separation from service” occurs. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Plan is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Participant incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Plan or elsewhere, in the event that a Participant waives the provisions of another severance or change in control agreement or arrangement to participate in this Plan and such participation in this Plan is later determined to be a “substitution” (within the meaning of Section 409A) for the benefits under such agreement or arrangement, then any payment or benefit under this Plan that such Participant becomes entitled to receive during the remainder of the waived term of such agreement or arrangement shall be payable in accordance with the time and form of payment provisions of such agreement or arrangement.

15.3	Section 280G. The provisions of Appendix A shall apply to any payments or benefits payable to Participants under this Plan.

15.4
No Golden Parachute Payments; Application to the Appropriate Federal Banking Agency. If any payment or benefit under this Plan would otherwise be a golden parachute payment within the meaning of Section 18(k) of the Federal Deposit Insurance Act, the payment or benefit will not be made unless permitted under applicable law. The Corporation will use best efforts promptly to apply to the appropriate federal banking agency for a determination that any golden parachute payment is permissible. Any payment or benefit that is determined permissible will be paid in accordance with its terms or, if due before the date of determination, will be paid within 30 days of determination together with interest at the applicable federal rate (as defined in Section 1274(d) of the Code).

15.5	Effective Date. The Plan shall be effective as of January 1, 2020.

ANNEX A*

Management Level**	Base Salary Formula
Executive Leadership (excluding the Chief Executive Officer)	18 months of Base Salary
Manager Heads	12 months of Base Salary
*As set forth in Section 3.6 of the Plan, for the avoidance of doubt, any Participant who is a party to an individual plan, agreement, or other arrangement that provides the Participant with severance benefits not in connection with a change in control shall not be entitled to receive benefits under Section 3.1.
**Management Level is indicated on the job-specific profile in the Human Resources system of record and is generally determined based on the roles and responsibilities, as determined in the sole discretion of the Administrator, as follows:

•
Executive Leadership includes exempt, professional associates who serve on the Management Policymaking Committee and/or the Executive Leadership Team (as may be appointed by the Chief Executive Officer from time to time), and any exempt, professional associate who serves as the head of the Audit group; provided, however, solely for purposes of this Annex A and Section 3.1, Non-Change in Control Qualifying Termination, Executive Leadership does not include the Chief Executive Officer of the Corporation.

•
Manager Heads include exempt, professional associates generally responsible for establishing long-term business strategy at the business unit or functional unit level, driving strategic initiatives that have a material impact on corporate results in the books and records of the Corporation.

ANNEX B*

Management Level**	CIC Severance Multiple
	Section 3.2(a)	Section 3.2(c)
Chief Executive Officer	3	36 months
Executive Leadership	2	24 months
Manager Heads	1	12 months
*As set forth in Section 3.6 of the Plan, for the avoidance of doubt, any Participant who is a party to an individual plan, agreement, or other similar arrangement that provides the Participant with severance benefits in connection with a change in control, shall not be entitled to receive benefits under Section 3.2.
**Management Level is indicated on the job-specific profile in the Human Resources system of record and is generally determined based on the roles and responsibilities, as determined in the sole discretion of the Administrator, as follows:

•
Executive Leadership includes exempt, professional associates who serve on the Management Policymaking Committee and/or the Executive Leadership Team (as may be appointed by the Chief Executive Officer from time to time), and any exempt, professional associate who serves as the head of the Audit group.

•
Manager Heads include exempt, professional associates generally responsible for establishing long-term business strategy at the business unit or functional unit level, driving strategic initiatives that have a material impact on corporate results in the books and records of the Corporation.

Exhibit A
Non-Participating Affiliates

The following affiliate(s) are specifically excluded from participating in the Plan:

BlackArch Partners LLC

Appendix A
Reduction of Certain Payments by the Corporation
Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that (i) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit, or distribution) by the Corporation (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Participant (whether pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), and (ii) the reduction of the amounts payable to Participant under this Agreement to the maximum amount that could be paid to Participant without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide the Participant with a greater after tax amount than if such amounts were not reduced, then the amounts payable to Participant under this Agreement shall be reduced (but not below zero) to the Safe Harbor Cap. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under paragraph (i) and then paragraph (ii) of Section 3.2, unless an alternative method of reduction is elected by the Participant within 30 days after first becoming eligible to participate in this Plan.
All determinations required to be made under this Appendix A, including the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by a public accounting firm that is retained by the Corporation as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Corporation and the Participant within 15 business days of the receipt of notice from the Corporation or the Participant that there has been a Payment, or such earlier time as is requested by the Corporation (collectively, the “Determination”). For the avoidance of doubt, the Accounting Firm may use the Option Redetermination amount in determining the reduction of the Payments to the Safe Harbor Cap. Notwithstanding the foregoing, in the event (i) the Administrator shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Administrator shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Corporation, and the Corporation shall enter into any agreement reasonably requested by the Accounting Firm in connection with the performance of the services hereunder. If the Accounting Firm determines that no Excise Tax is payable by a Participant, it shall furnish the Participant with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Participant’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish the Participant with a written opinion to such effect. The Determination by the Accounting Firm shall be binding upon the Corporation and the Participant.